SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 1, 2006

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02   Termination of a Material Definitive Agreement

On November 1, 2006, Coherent, Inc. (“Coherent”) received notice from Excel Technology, Inc. (“Excel”), that it was terminating that certain Agreement and Plan of Merger dated February 20, 2006 (the “Merger Agreement”).  The Merger Agreement provided that either party could unilaterally terminate the Merger Agreement after October 31, 2006 by providing written notice to the other party.  On October 25, 2006, Coherent announced that it received a prohibition order from the German Federal Cartel Office (FCO) regarding its proposed acquisition of Excel.  The Merger Agreement would have provided for the acquisition of Excel by means of a merger with a subsidiary of Coherent for a purchase price of $30.00 per outstanding Excel share.

ITEM 2.02   Results of Operations and Financial Condition

On November 1, 2006, Coherent issued a press release regarding its selected financial results for the fiscal quarter and fiscal year ended September 30, 2006. A copy of the press release is furnished as Exhibit 99.1 to this report.

ITEM 8.01.   Other Events

Coherent has initiated an independent review by a special committee of its board of directors of the company’s historical stock option practices and related accounting.  The company requested the independent review following an internal review of its historical stock option practices, which was a voluntary review initiated in light of news of the option practices of numerous companies across several industries.  Independent counsel and advisors will assist the special committee with its review.  At this time, Coherent has not determined if it needs to record any non-cash adjustments related to prior stock option grants or to restate any of its previously filed financial statements. The company will provide only select financial information while the special committee completes its review.

ITEM 9.01.   Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
99.1	Press release of Coherent issued on November 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: November 1, 2006
By: /s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel

EXHIBITS

Exhibit No.	Description
99.1	Press release of Coherent issued on November 1, 2006